EXHIBIT G

                            UNCONDITIONAL GUARANTY


          Meyer Marketing Company, Ltd., a British Virgin Islands corporation ("MMC"), is simultaneously entering into an Agreement (the "Agreement") with Syratech Corporation, a Delaware corporation, and Farberware Inc., a Delaware corporation ("Farberware"), pursuant to which MMC will acquire certain long term rights to use the Farberware name and trademark and certain other intellectual property rights in connection with the manufacture, marketing and sale of certain specified products. Farberware would not enter into the Agreement without the unconditional guarantee by Meyer Corporation ("Guarantor") of each and every obligation of MMC thereunder.

          Guarantor acknowledges that Guarantor is fully familiar with the terms of the Agreement and has carefully reviewed (i) the Agreement and (ii) the other documents to be executed in connection with the closing under the Agreement (collectively, the "Transaction Documents"). Guarantor acknowledges that the Agreement and the Transaction Documents contain and express the entire understanding of the parties with respect to the subject matter thereof.

          NOW, THEREFORE, in consideration of Farberware entering into the Agreement, and as an inducement for it to do so, Guarantor hereby unconditionally guarantees the full payment and performance by MMC of each and every obligation of MMC under and pursuant to the terms of the Agreement and the Transaction Documents. Further, Guarantor promises to pay to Farberware, or order, in lawful money of the United States of America, all sums owing and to become owing under the Agreement and unconditionally guarantees and promises to pay and perform all obligations of MMC under the Agreement and the Transaction Documents, all when the same become due or are to be performed in accordance with the provisions of the Agreement and the Transaction Documents.
 This is a guaranty of payment (as distinguished from a guaranty of collection) of every dollar of such indebtedness and of the performance of every one of such obligations, whether the indebtedness or obligations are otherwise guaranteed or secured or not.

          The obligations of the Guarantor hereunder are independent of the obligations of MMC, and a separate action or actions may be brought and prosecuted against the Guarantor, whether action is brought against MMC or whether MMC is joined in any action or actions.

          Guarantor authorizes Farberware, from time to time. without notice or demand, and without affecting Guarantor's liability hereunder, (a) to renew, extend, accelerate, or otherwise modify or amend the Agreement or any of the Transaction

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                                                                        G-2

Documents or change the time or terms for compliance with the provisions thereof; (b) to receive and hold security for the payment and performance of MMC's obligations and/or this Guaranty, and to exchange, enforce, waive, and release any such security; (c) to apply such security and direct the order or manner of sale thereof as Farberware in its discretion may determine; and (d) to release or substitute MMC or Guarantor. Farberware may, without notice assign this Guaranty in whole or in part.

          Guarantor waives any right to require Farberware to (a) proceed against MMC or any other person; (b) proceed against or exhaust any collateral; or (c) pursue any other remedy in Farberware's power whatsoever. Guarantor waives any defense arising by reason of any disability or other defense of the Guarantor or of MMC or by reason of the cessation from any cause whatsoever of the liability of MMC. Until all matured but undischarged obligations under the Agreement and the Transaction Documents that may now or hereafter exist have been fully satisfied, Guarantor shall not have any right of subrogation or contribution and Guarantor waives the right to enforce any remedy which Guarantor now has or may hereafter have against Farberware or against MMC and waives any benefit of and any right to participate in any collateral or any security whatsoever now or hereafter held by Farberware.

          Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protests, notices of dishonor, and notices of acceptance of this Guaranty and of the existence, creation, or incurring of the indebtedness covered by this Guaranty.

          Any indebtedness of MMC now or hereafter held by Guarantor is hereby subordinated to any matured but undischarged obligations of MMC to Farberware that may now or hereafter exist, and, if Farberware so requests, such indebtedness of MMC to Guarantor shall be collected, enforced and received by Guarantor as trustee for Farberware and be paid over to Farberware on account of any unpaid obligations owing by MMC to Farberware, but without reducing or affecting in any manner the liability of Guarantor hereunder.

          Guarantor agrees to pay reasonable attorneys' and paralegal' fees, including, without limitation, those incurred in any trial, appeal or review, and all other costs and expenses which may be incurred by Farberware in the enforcement of

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                                                                        G-3

this Guaranty. This Guaranty shall be governed by and construed in accordance with the laws of the State of New York.

          DATED this 3 day of May, 1996.

                              MEYER CORPORATION



                              By /s/ Norman J. Schoenfeld
                                 _______________________

                              Print Name:  Norman J. Schoenfeld

                              and Title    Executive Vice
                                           President